Exhibit 99.1

         Harrah's Patents Ruled Invalid; Federal Appeals Court Affirms
                      Decision in Favor of Station Casinos

     LAS VEGAS--(BUSINESS WIRE)--Nov. 17, 2005--Station Casinos, Inc. (NYSE: STN
- News; "Station" or the "Company") today announced that on November 14, 2005, the United States Court of Appeals for the Federal Circuit (the "Federal Circuit") affirmed the decision by the District Court of the District of Nevada (the "District Court") granting the Company's motion for summary judgment on Harrah's claims that the Company had infringed upon Harrah's "National Customer Recognition System and Methods" patents, U.S. Patents Nos. 5,761,647 and 6,183,362 and related claims of U.S. Patent No. 6,003,013 entitled "Customer Worth Differentiation By Selective Activation Of Physical Instrumentalities Within The Casino" (the "Harrah's Patents"). The patents allegedly related to Harrah's customer rewards and tracking program. In granting that motion, the District Court ruled that the Harrah's Patents are invalid as a matter of law due to indefiniteness and lack of adequate written description of the claimed subject matter.
     On July 13, 2001, Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. had sued the Company and five of its major operating subsidiaries in the United States District Court, District of Nevada (CV-S-01-0825-PMP-RJJ). Harrah's alleged that the Company and its subsidiaries were liable for unspecified actual and punitive damages and they sought injunctive and other relief, based on allegations that the Company's "Boarding Pass Rewards Program" infringes the Harrah's Patents.
     The District Court's ruling, which was affirmed by the Federal Circuit, resolves in the Company's favor all of the remaining patent infringement issues in the lawsuit brought by Harrah's against the Company.
     While Harrah's has limited rights to further appeal the decision, and while no assurances can be made with respect to any litigation, the Company continues to believe that Harrah's claims are without merit and does not expect that the lawsuit will have a material adverse effect on its financial position or results of operations.

     Company Information

     Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station's properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in both Barley's Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages the Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

     CONTACT: Station Casinos, Inc., Las Vegas
              Glenn C. Christenson, 800-544-2411 or 702-367-2484
              Executive Vice President/Chief Financial Officer/ Chief Administrative Officer
                      or
              Thomas M. Friel, 800-544-2411 or 702-221-6793
              Vice President of Finance/Controller
                      or
              Lori B. Nelson, 800-544-2411 or 702-367-2427
              Director of Corporate Communications